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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.________ )*

                         Highlands Insurance Group, Inc.
                         -------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    431032101
                                    ---------
                                 (CUSIP Number)

                                 March 14, 2002
                                 --------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         | |   Rule 13d-1(b)
         |X|   Rule 13d-1(c)
         | |   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 4 Pages


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                                  SCHEDULE 13G


CUSIP No: 431032101                 Page      2       of        4       Pages
                                        -------------    --------------
--------------------------------------------------------------------------------
          1            NAME OF REPORTING PERSON
                       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       BENNETT YANOWITZ - SSN:  ###-##-####
--------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)| |    (b)|X|

--------------------------------------------------------------------------------
          3            SEC USE ONLY


--------------------------------------------------------------------------------
          4            CITIZENSHIP OR PLACE OF ORGANIZATION

                       UNITED STATES
--------------------------------------------------------------------------------

  NUMBER OF SHARES        5     SOLE VOTING POWER
 BENEFICIALLY OWNED
  BY EACH REPORTING             747,000
     PERSON WITH       ---------------------------------------------------------
                          6     SHARED VOTING POWER

                                126,500
                       ---------------------------------------------------------
                          7     SOLE DISPOSITIVE POWER

                                747,000
                       ---------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                126,500
--------------------------------------------------------------------------------
          9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                       PERSON

                       873,500
--------------------------------------------------------------------------------
         10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                       CERTAIN SHARES     | |

--------------------------------------------------------------------------------
         11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       6.6%
--------------------------------------------------------------------------------
         12            TYPE OF REPORTING PERSON*

                       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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Item 1.
         (a)   Issuer:                       Highlands Insurance Group, Inc.
         (b)   Principal executive office:   1000 Lenox Drive
                                             Lawrenceville, New Jersey  08648

Item 2.
         (a)   Person filing:                BENNETT YANOWITZ
         (b)   Principal business office:    1301 East Ninth Street, Suite 2600
                                             Cleveland, Ohio  44114
         (c)   Citizenship:                  United States
         (d)   Class:                        Common Stock
         (e)   CUSIP:                        431032101

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

         (a)  | |  Broker or Dealer
         (b)  | |  Bank
         (c)  | |  Insurance Company
         (d)  | |  Investment Company
         (e)  | |  Investment Adviser
         (f)  | |  Employee Benefit Plan, Pension Fund or Endowment Fund
         (g)  | |  Parent Holding Company
         (h) | | A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
         (i) | | A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act
         (j)  | | Group

Item 4.  Ownership.

         (a)   Amount beneficially owned as of
               March 20, 2002:                            873,500 Common Shares

         (b)   Percent of class:                          6.6%

         (c)   (i)  Sole power to vote or direct vote:    747,000

               (ii) Shared power to vote or direct vote:  126,500

               (iii)Sole power to dispose or direct
                    disposition:                          747,000

               (iv) Shared power to dispose or
                    direct disposition:                   126,500


Item 5.  Ownership of Five Percent or Less of a Class:   N/A


                                Page 3 of 4 Pages

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Item 6.  Ownership of More than Five Percent on Behalf of Another Person:  N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company: N/A

Item 8.        Identification and Classification of Members of the Group:  N/A


Item 9.        Notice of Dissolution of Group:       N/A


Item 10.       Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    March 20, 2002
                                    --------------------------

                                    Date

                                    /s/ Bennett Yanowitz
                                    --------------------------
                                    BENNETT YANOWITZ

                                Page 4 of 4 Pages